CONTRACT ASSIGNMENT

This Assignment (hereinafter referred to as the “Assignment”) is made by and between Robert Gardner & Associates (the “Assignor”) and OLIE Inc. (the “Assignee”) The signatories to this Assignment may hereinafter be referred to collectively as the “Parties.”

WHEREAS, the Assignor entered into a Letter Agreement dated December 9th, 2012 (the “Letter Agreement”) with EnCanSol Capital Corporation (“Encansol”) relating to, among other things, the acquisition of Encansol by a publicly traded vehicle (“PubCo”). A copy of the Letter Agreement is attached as Exhibit “A” to this Assignment;

WHEREAS, the Letter Agreement provides certain interests, rights and obligations to PubCo;

WHEREAS, in furtherance of the Letter Agreement, the Assignor identified the Assignee as PubCo and has made the necessary arrangements so that, among other things, the “roll in” of the Encansol shares and assets can take place;

WHEREAS, the Assignor desires to assign all of PubCo’s interests, rights and obligations as provided for in the Letter Agreement to the Assignee on the terms and conditions set out herein;

WHEREAS, the Assignee desires to accept all of PubCo’s interests, rights and obligations as provided for in the Letter Agreement from the Assignor in accordance with the terms and conditions set out herein.

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants, considerations, conditions hereinafter set forth, the Assignor and Assignee hereby agree as follows:

ARTICLE ONE

ASSIGNMENT AND ACCEPTANCE

1.01 Recitals. The Parties hereto agree that the recitals are true and correct and by this reference are incorporated into this Assignment.  Any Exhibits referred to in this Assignment are also hereby incorporated into this Assignment by reference.

1.02 Assignment. Subject to the terms, conditions and provisions of this Assignment, the Assignor hereby assigns to the Assignee all of PubCo’s interests, rights and obligations as provided for in the Letter Agreement.

1.03 Acceptance.  The Assignee hereby accepts and agrees to perform all of the remaining obligations of PubCo as set out in the Letter Agreement and agrees to indemnify and hold the Assignor harmless from any claim or demand resulting from the non-performance of the Assignee.

1.04 Effective Date. For purposes of this Assignment, the Effective Date shall be March 26, 2013.

ARTICLE TWO

REPRESENTATIONS, WARRANTIES, AND CONDITIONS

2.01 Authority. The Assignor has full power and authority to execute, deliver and perform this Assignment without the consent of any other person or entity (governmental or otherwise).

2.02  Contracts.  The Assignor represents and warrants that there are no other agreements with any other person or entity that would entitle any other person or entity to any claim of PubCo’s rights or entitlements as set out in the Letter Agreement.

2.03 Encumbrances.  Assignor represents and warrants that the contract rights being assigned to the Assignee are free and clear of any encumbrances, liens or adverse claims.

ARTICLE THREE

MISCELLANEOUS

3.01 General.  In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Assignment, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request to put the terms of this Assignment into effect.

3.02 Notices. Any notice, request or other communication required or permitted hereunder will be in writing and shall be deemed to have been duly given if personally delivered, sent via e-mail, or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth below.  Any party hereto may by notice so given change its address for future notice hereunder.  Notice will conclusively be deemed to have been given when personally delivered, when actually received, three (3) calendar days after when deposited in the mail, and/or if sent via e-mail, the next calendar day.

3.03 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties shall attorn to the jurisdiction of the Courts of British Columbia.

3.04 Severability.  If one or more provisions of this Assignment are held to be unenforceable under applicable law, such provision shall be excluded from this Assignment and the balance of the Assignment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.05 Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties.

3.06 Construction. The articles, section headings, captions, or abbreviations are used for convenience only and shall not be resorted to for interpretation of this Assignment. Wherever the context so requires, the masculine shall refer to the feminine, the singular shall refer to the plural, and vice versa.

3.07 Fees. In the event that any party is required to engage the services of legal counsel to enforce its rights under this Assignment against any other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys’ fees and costs from the other party, which in the event of litigation shall include fees and costs incurred at trial and on appeal.

3.08 Entire Assignment. This Assignment contains the entire understanding among the parties and supersedes any prior written or oral agreement between them respecting the subject matter of this Assignment. There are no representations, agreements, arrangements, or understandings, oral or written, between the parties hereto relating to the subject matter of this Assignment that are not fully expressed herein.

3.08 Amendments. Any amendments to this Assignment shall be in writing signed by all parties.

3.09 Counterparts. This Assignment may be executed in multiple counterparts each of which shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Assignment as reflected below this 26th day of March, 2013

Robert Gardner & Associates (“Assignor”)

/s/:  Robert Gardner

Robert Gardner, President

Olie, Inc.

A Delaware Corporation (“Assignee”)

/s/:  Robert Gardner

Robert Gardner, Chief Executive Officer

3

EXHIBIT “A”

TERMS OF AGREEMENT

BETWEEN THE GARDNER GROUP AND ENCANSOL

This Letter Agreement (this “Agreement”), dated as of the 9th day of December, 2012, is by and between Robert Gardner & Associates (“Gardner Group”) and EnCanSol Capital Corporation (“EnCanSol”)

WHEREAS, EnCanSol is the legal and beneficial owner of the Flat Plate RAMCell technology and for that application owns or controls over 25 patents worldwide.

WHEREAS EnCanSol develops and manufactures economical and environmentally responsible rechargeable battery products (the “Business”).

WHEREAS EnCanSol is a privately held company with 29,632,914 shares of common stock issued and outstanding (the “EnCanSol Shares”).  The EnCanSol Shares represent all of the issued and outstanding common and/or preferred stock of EnCanSol.

WHEREAS EnCanSol is about to complete the purchase of 100% of the physical assets,  intellectual property, receivables and all rights to the RAMCell technology and business assets held by Pure Energy Solutions, Inc (“PES”) as defined in a binding MOU dated February, 22nd, 2012,  in exchange for 4,000,000 shares of EnCanSol’s common stock.

WHEREAS EnCanSol has issued warrants to purchase a total of 4,000,000 shares of its common stock.

WHEREAS the Board of Directors and shareholders of EnCanSol (the “EnCanSol Shareholders”) desire to roll all of the EnCanSol Shares into a publicly traded vehicle and to secure funding for the purposes of advancing its Business.

WHEREAS the Gardner Group which is made up of a number of interested individual and/or corporate investors of the PubCo (as defined below) shares.

WHEREAS the Gardner Group is experienced in arranging funding and in the handling of publicly traded vehicles and with a concern for compliance with applicable entities.

WHEREAS the Gardner Group and EnCanSol acknowledge each other’s strengths and wish to enter into a mutually beneficial relationship to advance the Business though a publicly traded vehicle (“PubCo”).

NOW,  THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants herein contained as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEVELOPMENT OF PUBCO AND FUNDING SCHEDULE

1.1

The Gardner Group has located and is currently organizing PubCo in order to facilitate the Funding.

1.2

The Gardner Group is currently arranging the organization of PubCo and is currently taking steps as it deems necessary to achieve the minimum funding objective of $10,000,000 (the

“Funding”) in accordance with the terms of this Agreement.

1.3

The schedule for the private placement funding is as follows:

(a)

$1,500,000 (through a private placement of 3 million shares at the share price of $0.50) on or before January 28, 2013 (the “First Funding”). Each share will come with a warrant to acquire an additional share at a conversion price of $0.65 per share;

(b)

$1,950,000 resulting from the forced conversion of the warrants issued in (a) at the share price of $0.65 in the event that PubCo warrants reach $1.25 for a period of 30 days;

(c)

$1,500,000 (through a private placement of 1.5 million shares at the share price of $1.00) within 3 months from the First Funding (the “Second Funding”).  Each share will come with a warrant to acquire an additional share at a conversion price of $1.25 per share;

(d)

$1,875,000 resulting from a forced conversion of the warrants issued in (b) at the share price of $1.25 after the private placement occurs in the event that the PubCo shares reach $1.50 for a period of 30 days;

(e)

$2,000,000 (through a private placement of 1,333,333 shares at the share price of $1.50) within 6 months from the Second Funding (the “Third Funding”).  Each share will come with a warrant to acquire an additional share at a conversion price of $1.75 per share; and

(f)

$2,333,275 resulting from the forced conversion of the warrants issued in (c) at the share price of $1.75 after the private placement occurs in the event that the PubCo shares reach and maintain a share price of $2.00 for a period of 30 days.

1.4

The parties acknowledge and agree that:

(a)

Subject to the limits set out in section 1.4(b) below, the Gardner Group may, in their discretion, adjust the funding price levels and amounts that will achieve essentially the same objective.

(b)

The amounts set out above are targets. In view of the fact that the total share numbers have been significantly adjusted, the private placement values may be varied to a maximum of ½ the values set out above, however this does not change the minimum funding obligation.

ARTICLE II

MANAGEMENT OF PUBCO

2.1

The parties acknowledge and agree that each group has an interest in the management of PubCo and that each party is entitled to be represented on the Board of Directors of PubCo.

2.2

The Gardner Group will be entitled to nominate and appoint at least one member to the Board of Directors of PubCo and EnCanSol will be entitled to nominate and appoint its current directors, or whomever it designates as an alternate nominee(s), to the Board of Directors of PubCo (the “Board”). EnCanSol will also be entitled to nominate and appoint one member of PES to the Board.

2.3

The Board will, at all times, act in the best interest of PubCo.

2.4

EnCanSol agrees that it will direct its representatives on the Board to take such steps as may be necessary to cause PubCo to enter into a director’s agreement with the Gardner Group nominee. The director’s agreement will contain provisions that are typical for a company of the size and nature of PubCo and will include an appropriate amount of compensation, including stock options, with standard indemnification and severance provisions.   It is expected primarily for financing and credibility reasons that the Board of Directors will appoint the nominee to a title position.

2.5

The parties acknowledge that Wayne Hartford, the current President & CEO of EnCanSol, is a key senior manager and will play an important role in the success of the Business.   As such, the parties agree that it is in the best interest of PubCo to retain Wayne Hartford as its President & CEO.

2.6

The parties will direct their representatives on the Board to prepare and ratify an employment agreement that will contain terms and provisions that are appropriate and typical for the position being offered.  For clarity, the employment agreement will include a level of compensation, including stock options, which is commensurate with Mr. Hartford’s experience and position and reasonable notice provisions and/or severance package in the event that PubCo and Mr. Hartford part company.

2.7

The shares issued to the Gardner Group and those issued to cover Legal, Consulting and Professional Fees will cover all costs associated with the vend-in of Encansol to the PubCo, including the share purchase agreement between PubCo and Encansol, the costs of marketing and all regulatory reporting until the new Pubco Board has been elected and Encansol has taken over the operations of Pubco.

ARTICLE III

RESTRICTED SHARES AND RULE 144

3.1

The term “restricted shares” in this Agreement means shares that are subject to either Rule 144 or an equivalent concept to Rule 144 based on the performance of PubCo.   Restricted shares will be held by PubCo for 12 months from the public announcement of this transaction (the “Restricted Period”).  For clarity, the shares held in trust may not be sold, pledged or otherwise transferred until the 12 months has lapsed.

3.2

PubCo will release restricted shares as soon as reasonably possible at the conclusion of the Restricted Period.  Once released, the party entitled to the restricted shares will be permitted to trade, sell, pledge or otherwise deal with the shares in any manner that it sees fit but at all times subject to any restrictions imposed by the relevant Securities Commission or other governmental or regulatory body.

ARTICLE IV

ISSUANCE OF SHARES TO THE GARDNER GROUP AND THE ENCANSOL SHAREHOLDERS

4.1

The EnCanSol Shares (29,632,914 shares) at a price of $0.175 USD (seventeen & 1/2 cents USD) per share will be rolled into PubCo and exchanged for PubCo restricted shares on a two for one (2:1) basis for each EnCanSol Share.   For clarity, each EnCanSol Share will be exchanged for two (2) restricted PubCo shares.

4.2

In addition to the EnCanSol Shares, 96,000,000 free trading PubCo shares will be available for purchase. Of this amount, 2,000,000 free trading PubCo shares will be set aside for legal, consulting and professional fees.  The balance of 94,000,000 free trading shares will be made available to the Gardner Group’s investors and the EnCanSol Shareholders, or their nominees, to acquire in accordance with the terms of this Agreement.

4.3

The total number  of restricted and free trading PubCo shares which will be allocated between the Gardner Group and the EnCanSol Shareholders amounts to 153,265,828 (the “Joint Shares”). For clarity, the Joint Shares consist of 59,265,828 restricted shares and 94,000,000 free trading shares.

4.4

Upon the execution of this Agreement, free trading shares in an amount equal to 51% of the Joint Shares will be allocated to the Gardner Group and the balance of the free trading and restricted shares in an amount equal to 49% of the Joint Shares will be allocated to the EnCanSol Shareholders on the terms and conditions, including terms relating to when the shares will be released to the parties, as set out in this Agreement.  For clarity, 78,165,572 free trading shares, representing an amount equal to 51% of the Joint Shares, will be allocated to the Gardner Group and 75,100,256 restricted and free trading shares, representing an amount equal to 49% of the Joint Shares, will be allocated to the EnCanSol Shareholders.   The EnCanSol Shareholders’ allocation of shares consists of 59,265,828 restricted shares and 15,834,428 free trading shares.

4.5

Upon the execution of this Agreement, the parties will be entitled to negotiate the acquisition of the free trading shares held in escrow up to the amounts allocated to them in section 4.4 above but the free trading shares will not be released to or utilized by the parties other than in accordance with the terms of this Agreement and the applicable Securities legislation.

4.6

Other than the free trading shares that are specifically referred to in section 4.7 below, PubCo will hold the balance of the Joint Shares “in trust” for the parties and will only release the Joint Shares in accordance with the parties’ respective shareholdings when the terms and conditions as set out in this Agreement and the applicable Securities legislation are satisfied.

4.7

Upon the execution of this Agreement, and in order to facilitate the Funding, the Gardner Group will immediately be entitled to access and utilize 45,979,748 free trading shares of PubCo.   This number represents 30% of the Joint Shares.

4.8   When the Funding reaches the $10 million mark (the “Milestone”), PubCo will immediately release 32,185,824 free trading shares from trust to the Gardner Group. The combination of the initial 45,979,748 free trading shares and the additional 32,185,824 free trading shares released from trust amounts to 78,165,572 free trading shares or 51% of the Joint Shares. The Gardner Group will be permitted to trade, sell, pledge or otherwise deal with the free trading shares in any manner that they see fit subject always to any restrictions imposed by the relevant Securities Commission or other governmental or regulatory body.

4.9   Upon the successful completion of the Milestone, PubCo will take such steps as may be reasonably necessary to release 15,834,428 free trading shares from trust to the EnCanSol Shareholders subject always to any approvals required or restrictions imposed by the relevant Securities Commission or other governmental or regulatory body.

4.10

In the event that the Gardner Group is not successful in completing the Milestone, then the Gardner Group’s shareholdings in PubCo will remain at 30% of the Joint Shares and the Gardner Group will not be entitled to any additional free trading shares held by PubCo in trust.

ARTICLE V

THE PES SHARES, THE WARRANTS TO PURCHASE AND THE AUTHORIZED CAPITAL

5.1

The EnCanSol agreement to purchase the PES business assets for 4,000,000 of its shares (the “PES Shares”) will be assumed by PubCo with PubCo completing the acquisition for 8,000,000 of its shares (the “PubCo Common Shares”).

5.2

EnCanSol acknowledges and agrees that each of the PES Shares will be exchanged for two (2) restricted shares in PubCo (the “New PES Shares”).  For clarity, the New PES Shares are PES Shares subject to Rule 144 and at all times subject to any restrictions imposed by the relevant Securities Commission or other governmental or regulatory body.

5.3

EnCanSol has agreed to acquire the debt instrument held by Nova Scotia Business Inc. (the “NSBI”) in the amount of $5,500,000 CDN for a flat payment of $1,000,000 CDN and on the 20th of Novermber, 2012 EnCanSol signed an extension to this agreement establishing the closing date to be January 31st, 2013 and thereafter advanced the NSBI $75,000 CDN as a non-refundable deposit.  The agreement NSBI is conditional on the payment being made from the first First Funding.

5.4

EnCanSol represents and warrants that, as at the date of the execution of this Agreement, EnCanSol has granted warrants to purchase 4,000,000 shares of EnCanSol.

5.5

As a term and condition of this Agreement, EnCanSol agrees that it will take such steps as may be necessary to cancel the warrants to purchase 4,000,000 shares of EnCanSol.

5.6

The parties will then take such steps as may be necessary to direct their representatives on the Board to replace the warrants to purchase 4,000,000 shares of EnCanSol with warrants to purchase 8,000,000 shares of PubCo (the EnCanSol Warrants”) at an exercise price of $0.75 for half of the EnCanSol Warrants and at an exercise price of $1.50 for the remaining 50% of the EnCanSol Warrants.

5.7

The EnCanSol Warrants are exercisable at the prices listed in section 5.5 above for as long as the private placement target prices as set out in section 1.3 of this Agreement are achieved.  In the event that the private placement target prices vary from the prices set out in section 1.3 of this Agreement then the exercise price of the EnCanSol Warrants will be adjusted proportionately.  The shares that are the subject matter of the EnCanSol Warrants will be free trading as soon as those warrants are validly exercised and the shares issued, subject always to the rules and regulations of the applicable Securities legislation.

5.8

The EnCanSol Warrants will be subject to a “quiet period” of 6 months from the date of the First Funding during which period the EnCanSol Warrants cannot be exercised.  After the quiet period is completed, 10% of the EnCanSol Warrants can be released for exercise in the subsequent 3 month period, and the balance can be released based on the majority decision of a committee comprised of the current Chairman, the current President & CEO and the current Gardner Group nominee.  The funds received upon any exercise of the EnCanSol Warrants will be included in the Funding.

5.9

The parties acknowledge and agree that the total number of shares of PubCo issued and outstanding at the time the Milestone is successfully completed, and if the Funding is raised in accordance with section 1.3 of this Agreement, may reach 182,932,461 shares calculated as follows:

(a)  Joint Shares

153,265,828

(b)  Legal, Consulting and

Professional Fees

   2,000,000

(c)  New PES Shares

   8,000,000

(d)  EnCanSol Warrants

if exercised

   8,000,000

(e)  Private Placements and

Forced Conversions

  11,666,633

Total Outstanding Shares

182,932,461

5.10

The parties acknowledge that PubCo has an authorized capital of 400,000,000 shares of common stock.  The parties also acknowledge and agree that the additional shares required to put this Agreement into effect, such as the shares required for the roll in of the EnCanSol Shares, will be issued through the appropriate filings with the applicable Securities Commission or other governmental or regulatory body.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1

The parties will, at the other party’s request and without further consideration, use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, including obtaining any necessary consents or approvals from, or making any necessary filings with, any domestic or foreign regulatory agencies, and execute, acknowledge and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

6.2

Should any provision of this Agreement be declared by any court of competent jurisdiction to be in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision will be deemed null and void, but this Agreement will remain in full force in all other respects.  Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof, or should this Agreement fail to include  a provision that is required as a matter of law, the validity  of the other provisions of this Agreement will not be affected thereby.  If such circumstances arise, the parties hereto will negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by law.

6.3

In the event of a breach or threatened breach by any party of the provisions of this Agreement, the other party will be entitled to specific performance.  Nothing herein will be construed as prohibiting any party from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

6.4

This Agreement and the other documents delivered pursuant hereto and the legal relations between and among the parties will be governed and construed in accordance with the laws of the Province of British Columbia and the parties attorn to the jurisdiction of the Courts of British Columbia.

6.5

This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed an original but all of which together will constitute one and the same instrument. A facsimile counterpart of this Agreement will be sufficient to bind a party hereto to the same extent as an original.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

EnCanSol Capital Corporation:

By:	/s/: Wayne Hartford
Name:	Wayne Hartford
Title:	President & CEO

The Gardner Group:

By:	/s/: Robert Gardner
Name:	Robert Gardner
Title:	President